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Exhibit 10.5

AMENDED AND RESTATED
SERVICES AGREEMENT

        THIS AMENDED AND RESTATED SERVICES AGREEMENT (the "Agreement") is made and entered into as of this    day of                        , 2005, by and among Global Petroleum Corp., a Massachusetts corporation (the "Company") and Global Companies LLC, a Delaware limited liability company ("Global LLC"), Global Montello Group LLC, a Delaware limited liability company ("Group LLC") and Chelsea Sandwich LLC, a Delaware limited liability company ("Chelsea LLC") (Global LLC, Group LLC and Chelsea LLC are sometimes hereinafter referred to individually as an "LLC", and collectively as the "LLCs"). The Company and the LLCs are sometimes hereinafter referred to each as a "Party" and collectively as the "Parties".

W I T N E S S E T H:

        WHEREAS, the Company has been providing certain services to the LLCs and the LLCs have been providing certain services to the Company;

        WHEREAS, the Company is willing to continue to provide such services as it has previously provided to the LLCs, and the LLCs desire to receive such services from the Company, all upon the terms and subject to the conditions herein contained; and

        WHEREAS, the LLCs are willing to continue to provide such services as they have previously provided to the Company, and the Company desires to receive such services from the LLCs, all upon the terms and subject to the conditions herein contained.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the LLCs hereby agree as follows:

1.
Services.

(a)
Company Services. The Company hereby agrees to provide to the LLCs services it is capable of providing during the Service Period (defined below) similar to those which historically have been provided to the LLCs by the Company (the "Company Services"). The Company Services shall include, without limitation, terminal, environmental and operational support services. The Company Services shall be rendered at such times as are reasonably requested by the LLCs, giving due regard to the Company's operations and other responsibilities. The Company Services may not be expanded except in accordance with Paragraph 9 of this Agreement.

(b)
LLC Services. The LLCs hereby agree to provide to the Company services they are capable of providing during the Service Period (defined below) similar to those which historically have been provided to the Company by the LLCs (the "LLC Services"). The LLC Services shall include, without limitation, accounting, treasury, legal, information technology, human resources and financial operations support services. The LLC Services shall be rendered at such times as are reasonably requested by the Company, giving due regard to the LLCs' operations and other responsibilities. The LLC Services may not be expanded except in accordance with Paragraph 9 of this Agreement.

2.
Service Period. The Company shall provide the Company Services to the LLCs, and the LLCs shall provide the LLC Services to the Company, from the date hereof until January 1, 2008, and thereafter for such period of time as they shall mutually agree (the "Service Period"). The Company may terminate its receipt of some or all of the LLC Services, and/or the LLCs may terminate their receipt of some or all of the Company Services, upon one hundred eighty (180) days advance written notice; provided, however, that neither the Company nor the LLCs may terminate their receipt of LLC Services or Company Services, respectively, prior to January 1, 2008.

3.
Compensation. In order to reimburse the Company and the LLCs, on a non-profit basis, for costs incurred by it or them in connection with providing the Company Services and the LLC Services, respectively, the LLCs shall pay to the Company, and the Company shall pay to the LLCs, promptly on receipt of quarterly invoices reflecting for the three (3) months covered thereby, the total of (a) the hours spent by each employee in providing the Company Services or the LLC Services, as the case may be, times such employee's compensation (expressed as an hourly rate of compensation) plus 30% of the product thereof to cover employee benefits, overhead and other indirect payroll costs, and (b) the Company's or the LLCs' actual and documented out of pocket expenses incurred (i) in the case of the Company, in connection with the Company Services or on behalf of the LLCs, or (ii) in the case of the LLCs, in connection with the LLC Services or on behalf of the Company. Notwithstanding the foregoing, with respect to those Company or LLC employees whose salary is greater than $150,000.00 per year, the overhead and benefits calculation for said group of employees shall not, regardless of the "plus 30%" calculation referred to in the immediately preceding sentence, exceed $40,000.00 per year.

  The Company and the LLCs shall keep timekeeper reports on a monthly basis for time expended on non-Company Services or non-LLC Services, respectively, so as to accurately monitor such Company Services provided for the benefit of the LLCs and LLC Services provided for the benefit of the Company. Invoices submitted by the Company to the LLCs, and by the LLCs to the Company, shall be based upon such records. As an alternative to said timekeeping requirements, the President or Treasurer of the Company and the Chief Executive Officer of each LLC may agree upon a specified monthly amount to be paid by such LLC to the Company or by the Company to the such LLC (the "Monthly Services Fee"), which Monthly Services Fee shall be subject to approval by the Conflicts Committee and reviewed quarterly and amended in order to more accurately and equitably reflect the actual Services rendered. Upon 30 days prior written notice, either Party may elect to cancel the Monthly Services Fee and utilize actual timekeeping records whereupon compensation shall be paid in accordance with the prior provisions of this Paragraph 3.

4.
Indemnification. (a) In as much as the Company is performing the Company Services on an at cost basis and not for the purpose of making a profit, the LLCs shall indemnify and hold harmless the Company, and its officers, directors, employees, stockholders, agents and representatives (collectively, the "Company Indemnitees") from and against any and all losses, liabilities, damages, claims, and expenses (including reasonable attorneys' fees and expenses) suffered or incurred by any Company Indemnitee which arise out of or are related to any action of the Company or any of its employees taken while performing Company Services for the benefit of, or on behalf of, the LLCs, except to the extent that such losses, liabilities, damages, claims, and expenses are caused by the gross negligence or willful misconduct of the Company or any of its employees or agents.

(b)
In as much as the LLCs are performing the LLC Services on an at cost basis and not for the purpose of making a profit, the Company shall indemnify and hold harmless the LLCs, and their officers, directors, employees, members, agents and representatives (collectively, the "LLC Indemnitees") from and against any and all losses, liabilities, damages, claims, and expenses (including reasonable attorneys' fees and expenses) suffered or incurred by any LLC Indemnitee which arise out of or are related to any action of the LLCs or any of their employees taken while performing LLC Services for the benefit of, or on behalf of, the Company, except to the extent that such losses, liabilities, damages, claims, and expenses are caused by the gross negligence or willful misconduct of the LLCs or any of their employees or agents.

5.
Relationship of the Parties. Each Party is retained by the other Party only for the purposes and to the extent set forth in this Agreement, and shall serve such other Party solely as an independent contractor. Neither Party shall have any authority to enter into agreements or commitments on behalf of the other Party or to bind the other Party in any respect, except as expressly authorized in writing by such other Party. Neither Party shall be entitled to receive any payments from the other Party by way of compensation, expenses, reimbursements or otherwise in respect of the Company Services and LLC Services, except for the reimbursement to be paid as set forth herein. Nothing contained herein shall be construed as making either Party, or any of its employees, an employee, officer, director or owner of any other Party hereto.

6.
Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the LLCs and the Company. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given.

7.
Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving Party's address set forth below or to such other address as a Party may designate by notice hereunder, and shall be either (a) delivered by hand, (b) telexed, telecopied or made by confirmed facsimile transmission, (c) sent by overnight courier, or (d) sent by certified or registered mail, return receipt requested, postage prepaid.

If to the Company:	Global Petroleum Corp. 800 South Street, Suite 200 P.O. Box 9161 Waltham, Massachusetts 02454-9161 Attention: President Fax: (781) 398-4165
and if to the LLCs:	Global Companies LLC 800 South Street, Suite 200 P.O. Box 9161 Waltham, Massachusetts 02454-9161 Attention: Chief Accounting Officer and General Counsel Fax: (781) 398-4165

        All notices, requests, consents and other communications hereunder shall be deemed to have been received: (a) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above; (b) if telexed, telecopied or made by facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise; (c) if sent by overnight courier, on the next day following the day such mailing is made (or in the case that such mailing is made on a Friday, Saturday or on the day before a legal holiday, on the immediately following business day); or (d) if sent by certified or registered mail, return receipt requested, on the date indicated as the receipt date on such returned receipt, or on the 5th day following the time of such mailing thereof to such address (or in the case that such 5th day is a Saturday, Sunday or a legal holiday, on the immediately following business day), if a receipt is not returned.

8.
Successors and Assigns. This Agreement may not be assigned in whole or in part without the written consent of all of the non-assigning Parties. This Agreement shall be binding upon and inure to the benefit of the LLCs and the Company, and each of their respective successors and assigns.

9.
Entire Agreement/Amendment. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and except as otherwise provided herein, supersedes all prior agreements or understandings written or oral in respect thereof. This Agreement may be amended or modified at any time or from time to time only by a written instrument signed by the Parties hereto.

10.
Enforcement. The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part hereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby.

11.
Governing Law. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles thereof.

13.
Headings. The paragraph headings contained herein are for convenience and reference only and shall not be given effect in the interpretation of any term or condition of this Agreement.

14.
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

GLOBAL PETROLEUM CORP.
By:

Name
Title
GLOBAL COMPANIES LLC
By:

Name
Title
GLOBAL MONTELLO GROUP LLC
By:

Name
Title
CHELSEA SANDWICH LLC
By:

Name
Title

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  Exhibit 10.5